EXHIBIT 10.4
SOFTWARE LICENSE AGREEMENT
     THIS AGREEMENT is entered into this 21st day of November 2006 (the “Effective Date”) between ESPRE SOLUTIONS, INC. (“Licensor”) with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093 and Global IP Sound Inc., a Delaware Corporation and its affiliates Global IP Sound Europe AB and Global IP Sound Asia Pacific Limited with offices at 900 Kearny Street, 5th floor, San Francisco, CA 94133 ( “ Licensee “ ), is for the software license of Technology in accordance with the terms and conditions stated in this Agreement and any attachments to this Agreement.
     WHEREAS, Licensor has the right to license the intellectual property and the Technology and,
     WHEREAS, Licensor desires to license and have Licensee market and distribute said Technology; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth in this Agreement, the parties agree as follows:
1.	DEFINITIONS.
     The following definitions set forth below apply to this Agreement:
     “Agreement” means this Software License Agreement
     “Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.
     “Application” shall mean a computer program or group of computer programs designed for end users.
     “Derivative Work” shall mean a work created by Licensee and based on or incorporating the Technology and/or the Documentation, including but not limited to, translations, abridgements, condensations, improvements, updates, enhancements, or any other form in which the Technology and/or the Documentation may be recast, transformed, adapted, or revised, in each case to the extent that the work would constitute an infringement or Licensor’s rights if created without the license granted herein.
     “Documentation” means the data sheet, specifications, test procedure and methodology, and instructions for the Technology.
     “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.
     “Equipment” shall mean data processing and similar equipment, including options, accessories and attachments for more basic equipment. Equipment includes, as a component thereof, any media fixed or embedded therein that is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.
     “Intellectual Property Right” and “Intellectual Property Rights” shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefore, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.
     “Information” shall mean any idea, program, technical, business or other intangible information, however conveyed.
     “Know-How” shall mean experience, skills and expertise in non-tangible form, relating to Technology and consulting and advisory services relating to such experience, skills and expertise.
     “License Fee” shall have the meaning set forth in Section 3.1.
     “Licensor” means ESPRE Solutions Inc. and it’s subsidiaries.
     “Licensor Intellectual Property Rights” shall mean one or more Intellectual Property Rights owned by Licensor or licensed to Licensor by a Third Party with the right to sublicense at no cost. Licensor is not under an obligation to seek such Third Party licenses.
     “Media” or “Medium” means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article
     “Market” means the Licensee’s video processing market encompassing real-time, pre-recorded real-time, and interactive entertainment, communications, and collaborations technologies.
     Real-time communication: Voice and video that is being generated during the course of an interaction with one or more persons without delay; for example, peer to peer, multi-party voice and video interactive over IP and PSTN.
     Pre-recorded of a real time interaction: Voice and video that is recorded at one time with the intent to be played at a later time; for example, voice/video mail, playing back a portion of a conference or recording and sending a voice and video message. This does not include video from a production, distribution, or aggregation company, or broadcast, satellite, or cable television programming.
     Interactive entertainment: Voice and video that allows participants to see and respond to each other. For example: video gaming, customer support
     Communication: Voice and video that allows for interpersonal exchanges between two or more entities.
     Collaboration: Video that allows for cooperative efforts between two or more parties.
     “Net Receipts” shall mean the gross amount recognized as income on Licensee’s books (pursuant to generally accepted accounting principles consistently applied) in connection with the sale of a Product, less deductions for payment of sales, value added or any similar taxes, and shipping and insurance charges, as well as less deductions for returned products, with respect to such Product.
     “Object Code” shall mean the machine-readable binary version of a computer program that is used by the computer to run the program.
     “Open Source Technology” shall mean any technology from the open source community, including without limitation, any software that requires, as a condition of use, modification and/or distribution of such software, that other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.
     “Product” shall mean any integrated work utilizing the Technology or Derivative Work.
     “Person or Party” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person or Party” when the context so permits.
     “Software” shall mean intangible information constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs.
     “Source Code” shall mean the human-readable form of a computer program and all related system documentation, including all comments and any procedural code such as job control language.
     “Specifications” shall mean the specifications for the Technology Software as set forth in Schedule A to this Agreement, or if not so set forth, shall mean Licensor’s current published specifications, user documentation and other information for the Software as of the date of order and any additional specifications furnished by Licensee.
     “Technology” shall mean the Source Code and Object Code for the LSVX CODEC which is a Video CODEC owned by Licensor and protected by USA Patent numbers 7003168, 671 1299 and 6904175.
     “Term” shall mean the term of this Agreement as provided in Article 22.
     “Third party” shall mean, with respect to a party, any Person that is not an Affiliate of such party.
     “Use” shall mean operate, reproduce, distribute, transmit (by electronic means or otherwise), make available, perform and display.
2.	SOFTWARE LICENSE GRANT.
     2.1 Grant of License. Subject to the terms of this Agreement, Licensor hereby grants to Licensee under all Intellectual Property Rights of Licensor, now owned or licensed, a nonexclusive, worldwide, perpetual, non-royalty bearing, license to use, modify the Technology and Documentation (including all updates and upgrades thereof delivered to Licensee) to create Derivative works in Object Code and Source Code form, and to distribute and sell the Technology to the market (as defined in Section 1 Definitions) as a Derivative Work embedded in the Licensee’s products. The grant of each license hereunder includes the right to convey and sublicense to any customer of Licensee, with respect to any Product or Derivative Work thereof which is sold or licensed by Licensee to such customer, rights to use and resell such Product or Derivative Work as sold or licensed by Licensee to such customer (whether or not as part of a larger combination) or through multiple tiers of distribution to end user customers or directly to end user customers.
     2.2 Exclusivity to Named Accounts: Licensor hereby grants the license to the technology as an exclusive arrangement to named accounts in that the Licensor will not provide the Technology expressly defined in the Section 1 “Definitions” to i) SPIRIT

DSP ii) Counterpath Solutions, Inc., formerly Xten Networks, Inc., iii) eyeP Media; and iv) Eyeball Networks Inc.
     2.3 Enhancements. Revisions and Modifications to the Technology.
          2.3.1 Licensor agrees to make customized changes to the Technology for Licensee’s exclusive use at the direction of the Licensee as set forth in Section 4.3.
          2.3.2 Licensee is authorized to make enhancements, revisions and modifications to the Technology.
          2.3.3 Any customized enhancements, revisions and modifications integrated by the Licensor for the Technology paid for by Licensee or made by or for Licensee, shall be owned by the Licensee. .
     2.4 Restriction on Assignment . The license to the Technology granted hereby may not be transferred, sold or sublicensed by Licensee except to an Affiliate. The preceding notwithstanding Licensee may transfer or assign the license to the Technology to a successor in interest acquiring substantially all of the stock or assets of Licensee or in the event of a sale of the business unit utilizing the Technology.
     2.5 No Other Licenses. The License granted under this Agreement is specifically set forth herein, and Licensor grants no licenses to Licensee by implication or estoppel.
     2.6 Reservation of Rights. Licensor reserves all rights to the Technology not specifically granted to Licensee hereunder.
     2.7 Restrictions on Export. Licensee acknowledges and agrees that it shall not import, export, or re-export the Products or related Documentation to any country in violation of the laws and regulations of any applicable jurisdiction. Licensee further agrees to defend, indemnify, and hold Licensor harmless for any losses, costs, claims, or other liabilities arising out of Licensee’s breach of this Section.
     2.8 Delivery.
          2.8.1 Upon the execution of this Agreement and receipt of the initial License Fee payment referenced in Subsection 3.3.1, Licensor will deliver, i a CODEC library usable in a Windows environment, ii a CODEC DLL usable in the Windows and Windows Mobile environments and iii an API specification. Licensor will ship the Technology to Licensee in CD-ROM format or provide other acceptable transference via FTP.
          2.8.2 Upon payment of the License Fee in full Licensor will deliver to Licensee the complete Technology Source Code and full Documentation.
          2.8.3 If Licensee elects to take delivery of the Technology Source Code prior to 2 January 2008 (except as set forth in Subsection 2.8.4), Licensee shall pay fifty percent (50%) of the remaining amount of the License Fee then due and upon receipt of such payment Licensor will deliver the complete Technology Source Code and Documentation. Licensee shall pay the then remaining unpaid fifty percent (50%) of the License Fee within ninety (90) days.
          2.8.4 Within thirty (30) days of the execution of the Agreement Licensor will place the complete Technology Source Code in a mutually agreeable escrow. If prior to the payment of the full amount of the License Fee Licensor is unable or unwilling to meet Licensee’s requirements for the support of the Technology including the development of new features and functions to meet Licensee’s roadmap, on ten (10) days prior notice Licensor will deliver the complete Technology Source Code and Documentation to Licensee. In such event the payment schedule in Subsection 3.3.3 shall apply.
3.	COMPENSATION
     3.1 Licensee Fees. In consideration of the license granted by the Licensor of the Licensed Software by the Licensor under Section 2 above, the Licensee shall pay the Licensor a one time Software license fee of Two Million U.S. Dollars (US$2,000,000.00) (the “License Fee”).
     3.2 Taxes and Assessments.
          3.2.1 In addition to any other payments due under this Agreement, Licensee agrees to pay, any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax not based upon Licensor’s net income, including any penalties and interest, and all government permit or license fees and all customs and similar fees, levied upon the use or distribution of the Products which Licensor may incur in respect of this Agreement, and any costs associated with the collection of any of the foregoing items (“Taxes”).
          3.2.2 If Licensee fails to pay any Taxes as of the original due date for such Taxes and Licensor receives any assessment or other notice (collectively the “Assessment”) from any governmental taxing authority providing that such Taxes are due from Licensor, Licensor shall give Licensee written notice of the Assessment and Licensee shall pay to Licensor or the taxing authority the amount set forth as due in the Assessment within thirty (30) days of receipt of such written notice from Licensor.
     3.3 License Fee Payment Terms.
          3.3.1 The Licensee agrees to pay by wire transfer an initial amount of Three Hundred Fifty Thousand US Dollars (US$350,000) on the Effective Date.
          3.3.2 Licensee agrees to pay by wire transfer Six Hundred Fifty Thousand US Dollars (US$650,000) on 3 January 2007.
          3.3.3 Licensee agrees to pay by wire transfer Two Hundred Fifty Thousand US Dollars (US$250,000) on each of 1 April 2007, 1 July 2007, 1 October 2007 and 2 January 2008, Provided however, in the event Licensee elects to take delivery of the Technology Source Code prior to 2 January 2008 pursuant to the terms of Section 2.8.3 the payment terms in Subsection 2.8.3 shall apply.
     3.4 Licensor agrees that fifty (50) percent of each payment made by Licensee shall be allocated first to the payment of any amounts owed by Licensor to Video Software Partners LLC until all indebtedness payable to such third party is paid in full.
4.	MAINTENANCE AND SUPPORT; SERVICES OF DEDICATED ENGINEER
     4.1 Dedicated Engineer Licensor agrees to make available to Licensee the full time services of a qualified engineer acceptable to Licensee trained in the use of the Technology (“Dedicated Engineer”) commencing the Effective Date for an annual fee of One Hundred Fifty Thousand US Dollars (US$150,000) payable in monthly installments of Twelve Thousand Five Hundred US Dollars (US$12,500) each. Such engineer shall provide full time support to Licensee for the use and integration of the Technology and to make enhancements, revisions and modifications to the Technology as required by Licensee for the exclusive use of Licensee (collectively “Dedicated Support Service”). Licensee shall be authorized to hire such Dedicated Engineer as a full time employee of Licensee any time after the first six (6) months during the initial one (1) year period of engagement. Such enhancements, revisions and modifications made by the Dedicated Engineer shall be works “made for hire” and shall be owned exclusively by Licensee. Such Dedicated Support

Services will be provided on a continuous basis following the Effective Date until Licensee provides Licensor with thirty (30) days written notice of termination.
     4.2 Annual Support and Maintenance Licensor will provide annual support and maintenance to Licensee including updates and upgrades provided to its customer base generally for an annual fee of Twenty Five Thousand US Dollars (US$25,000) substantially on the terms and conditions set forth in Schedule B (“Annual Support and Maintenance”) provided however, such Annual Support and Maintenance fees shall be waived so long as Licensee is receiving Dedicated Support Services. Such Annual Support and Maintenance shall be provided on a continuous basis following the Effective Date until Licensee provides at least thirty (30) days written notice of termination.
     4.3 Customer Engineering Services. After the termination of the services of the Dedicated Engineer, Licensor on request by Licensee will provide custom engineering services at a rate of Seven Hundred Fifty US Dollars (US$750) per day or other mutually agreed rate based on mutually agreed statements of work specifying the services required and estimated the number of engineering days required to complete said work. Such deliverables will be considered “work made for hire” and shall be owned exclusively by Licensee.
5.	MARKETING AND PUBLICITY
     5.1 Marketing. Except as provided in Section 5.2 below, the parties agree to work together to identify areas where joint marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts including mutually approved press releases to announce the formation of the business relationship established by this Agreement.
     5.2 Publicity. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors and current or potential Non-Corporate Investors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. “Non-Corporate Investors” shall mean venture capital investors/funds and investment banking investors/funds.
     5.3 Branding. Licensee and its Affiliates may but shall not be required to use the Licensor trademarks in conjunction with the distribution of the Products and in their advertising, promotional and printed materials for the Products and on the Products.
6.	PROPRIETARY RIGHTS; NON-SOLICITATION
     6.1 Title. Licensee acknowledges that the Technology represents the valuable trade secrets of Licensor. Licensor shall be the sole and exclusive owner of the Technology. Subject always to Licensor’s ownership of the Technology, Licensee shall be the sole and exclusive owner of the Products. Applications for the Products shall belong solely and exclusively to the party developing or paying for the development of such applications.
     6.2 Proprietary Rights Notices. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Technology.
     6.3 U.S. Government Restricted Legend. All Licensor technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Licensor’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable.

     6.4 End-User Licensing. Licensee agrees that each copy of any Technology Software distributed by Licensee hereunder will be with a software license at least as protective of the Technology Software as: (i) the terms and conditions Licensee uses for its own software products; and (ii) the terms and conditions governing this Agreement.
     6.5 Source Code Escrow. Licensor agrees that Licensee shall be permitted to place the Source Code of the Derivative Works in escrow included with Licensee’s software products from time to time as required by Licensee customers subject to the same escrow license terms and conditions applicable to Licensee’s software distributed to such customers.
     6.6 Non-solicitation. Licensee agrees that during the Term of this Agreement Licensee will not directly or indirectly, either for itself or any other person or entity, solicit any individual who is engaged as an employee, agent or independent contractor, by Licensor or Licensor’s subsidiary (excluding the Dedicated Engineer) to terminate his or her employment or engagement with Licensor or such subsidiary and/or to become an employee, agent or independent contractor of Licensee or such other person or entity. During the term of this Agreement, and for a period of one (1) year thereafter, Licensee agrees that it will not take any action either on behalf of itself or any other person or entity which action is designed to disrupt Licensor’s business relationships with Licensor’s strategic partners or to directly solicit, or allow any of its subsidiaries or affiliates to solicit, any of Licensor’s strategic partners for the purpose of persuading them to cease doing business with Licensor.
7.	REPRESENTATIONS AND WARRANTIES
     7.1 Licensor and Licensee each represents and warrants to the other that:
          (i) it is organized, validly existing and in good standing under the laws of the country or state in which it is incorporated;
          (ii) its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary corporate action on its part, and it has full corporate power, right and authority to enter into this Agreement, to grant the license it has granted hereunder and to perform its obligations hereunder;
          (iii) neither the execution and delivery of this Agreement by it, nor the performance by it of any of its obligations under this Agreement, violates any applicable law or regulation of any country, state or other governmental unit, or its Articles or Certificates of Incorporation or Bylaws or other charter documents, or constitutes a violation of, or a breach or default under, any agreement or instrument, or judgment or order of any court or governmental authority, to which it is a party or to which it is subject or to which any of the Technology is subject;
          (iv) this Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy or other laws affecting creditors’ rights generally;
          (v) no consent, approval, order or authorization of any person, entity, court or governmental authority is required on its part in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder;
     7.2 Licensor represents and warrants to Licensee that it has title to, or a license with the right to sublicense, the Technology, in the form in which it is delivered to Licensee.
     7.3 The Technology contains no malicious code or computer viruses. Licensor shall immediately notify Licensee if any such problem is suspected.

     7.4 Licensor represents and warrants to Licensee that for a period of ninety (90) days following Acceptance the Technology will perform substantially in accordance with the Specifications and the Documentation.
     7.5 Licensor represents and warrants to Licensee that to the best of Licensor’s knowledge the Technology does not and will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party.
     7.6 Licensor represents and warrants that the Technology does not contain any Open Source Software.
8.	INDEMNIFICATION
     8.1 The Licensee shall indemnify and save harmless Licensor and its directors, officers and employees from and against any and all liabilities, damages, costs or expenses awarded against or incurred or suffered by Licensor arising out of any action or proceeding commenced or maintained by any third party in violation of this Agreement or by law.
     8.2 Licensor will defend, indemnify and hold the Licensee, its officers, Affiliates, agents, employees and authorized contractors harmless from and against any claims of Third Parties and all related losses, damages, liabilities, costs and expenses (including court costs and reasonable attorneys fees) arising from: (i) that the Technology infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Third Party; (ii) Licensor’s failure to comply with applicable laws or regulations or breach of this Agreement; or (iii) death, injury, or damage to real or tangible personal property arising from Licensor ‘s negligence or willful misconduct. Licensor’s obligations of this paragraph do not extend to any claims to the extent they are the subject of the Licensee’s indemnification obligations set forth in this Agreement, or due to the Licensee’s negligence or willful misconduct, and are conditioned on Licensor’s receipt of prompt written notice of any such claim.
     8.3 Remedies. In the event Licensor reasonably believes that the use or distribution of the Technology becomes or is likely to become the subject of a claim under Subsection 8.2 or enjoined, Licensor may, at its option, either: (i) substitute functionally equivalent non-infringing Technology, as the case may be; (ii) modify the Technology so that it no longer infringes but remains functionally equivalent; (iii) obtain for Licensee, at Licensor’s expense, the right to continue use the Technology; or (iv) if none of the foregoing is feasible, Licensor may take back the Technology and terminate the license for the Technology, and refund the fees paid under this Agreement. EXCEPT FOR BREACH OF SECTION 7.5, SECTIONS 8.1 and 8.2 STATE LICENSEE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND EXCEPT AS STATED IN THIS AGREEMENT ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.
     8.3 Procedure for Indemnification.
          8.3.1 In the event that any legal proceedings are instituted, or any claim or demand is asserted, by any third party which may give rise to any damage, liability, loss, or cost or expense in respect of which either party has indemnified the other party under this Section 8 above, the indemnified party shall give the indemnifying party written notice of the institution of such proceeding, or the assertion of such claim or demand, promptly after the indemnified party first becomes aware thereof; provided, however, that any failure by the indemnified party to give such notice on such prompt basis shall not affect any of its rights to indemnification hereunder unless such failure materially and adversely affects the ability of the indemnifying party to defend such proceeding.
          8.3.2 The indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice, subject to the approval of the indemnified party, which approval shall not be unreasonably withheld or delayed, and to defend against, negotiate with respect to, settle or otherwise deal with such proceeding, claim or demand; provided, however, that no settlement of such proceeding, claim or demand shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, unless, pursuant to the terms and conditions of such settlement, the indemnified party shall be released from any liability or other exposure with respect to such proceeding, claim or demand; and provided, further, that the indemnified party may participate in any such proceeding with counsel of its choice and at its own expense. In the event, or to the extent, the indemnifying party elects not to, or fails to, defend such proceeding, claim or demand and the indemnified party defends against, settles or otherwise deals with any such proceeding, claim or demand, any settlement thereof may be made without the consent of the indemnifying party if it is given written notice of the material terms and conditions of such settlement at least ten (10) business days prior to a binding agreement with respect to such settlement being reached. Each of the parties agrees to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand.
9.	INTELLECTUAL PROPERTY RIGHTS.
     Title to the Technology and to intellectual property rights therein shall remain in Licensor. Title to the Derivative Works (excluding the pre-existing Technology) made by or for Licensee shall be vested in Licensee.
10.	EFFECTIVE DATE AND DURATION.
     This Agreement shall become effective upon the date of execution (the “Effective Date”) by the parties. The term of the license of Technology shall be effective from the date of receipt of the Technology by Licensee and shall remain in effect until Licensee discontinues use of the Technology.
11.	NOTICES.
     Notices shall be given in writing by confirmed facsimile, certified mail or registered mail addressed to the parties as shown on the first page of this Agreement.
12.	ASSIGNMENT.
     Neither party may assign this Agreement, nor any rights or interests granted or received under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. The preceding notwithstanding either party may assign this Agreement, or any rights or interests granted or received under this Agreement to a successor in interest by merger or acquisition of substantially all of the stock or assets of the assigning party or the sale of the business unit utilizing the Technology received pursuant to this Agreement.
13.	OUTSOURCING.
     In the event that Licensee elects to have the functions for which it uses the Technology performed by a third party (referred to as the “Outsourcer”), Licensee shall have the right to assign its rights hereunder to such Outsourcer for the limited and specific purpose of enabling the Third Party to provide services to Licensee using the Technology. . Licensee will require that such third party agrees to use the Technology only for such purpose and to otherwise be bound by the provisions of this Agreement.
14.	COMPLIANCE WITH LAWS.
     Both parties shall comply at their own expense with all applicable laws, ordinances, regulations and codes in performance of this Agreement

15.	CHOICE OF LAW.
The laws of the State of Texas shall govern this Agreement and all transactions under it.
16.	MEDIATION.
     If a dispute relates to this Agreement and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt for a period of forty five (45) days to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.
17.	LIMITATION OF LIABILITY.
     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY EXCEPT FOR MATERIAL BREACH OF CONFIDENTIALITY OR THE EXPRESS WARRANTY OF NON INFRINGEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES RESULTING FROM LOST DATA OR LOST PROFITS, OR COSTS OF PROCURING SUBSTITUTE TECHNOLOGY HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE EXCLUSIONS IN THE PRECEDING SENTENCE NEITHER PARTY’S LIABILITY FOR DIRECT DAMAGES ARISING OUT OF, RELATING TO OR IN ANY WAY CONNECTED WITH THE RELATIONSHIP OF THE PARTIES, THIS AGREEMENT, ITS NEGOTIATION OR TERMINATION, OR THE PROVISION OR NON-PROVISION OF THE TECHNOLOGY (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY THE LICENSEE TO LICENSOR UNDER THIS AGREEMENT . THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY SET FORTH IN THIS SECTION ENTITLED “LIMITATION OF LIABILITY “.
18.	FORCE MAJEURE.
     Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party or its subcontractors.
19.	WAIVER.
     The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of that right or remedy with respect to any other breach or failure by the other party.
20.	SEVERABILITY.
     If any of the provisions of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

21.	SURVIVAL OF OBLIGATIONS.
     The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.
22.	TERM AND TERMINATION.
     22.1 Term. The Term of this Agreement shall begin on the Effective Date and shall continue in perpetuity unless and until terminated pursuant to this Section 22.
     22.2 Termination Due to Bankruptcy. In the event a party prior to the payment of the Two Million U.S. Dollars (US$2,000.000) license fee: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.
     22.3 Right to Terminate; Early Termination.
          22.3.1 Prior to the payment of the Two Million U .S . Dollars (US$2,000,000) license fee either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of a written notice of such breach given by the non-breaching party; or
          22.3.2 Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor:
               (i) if remedies provided in Section 8.1 are insufficient to provide Licensee with the right to continue using any part of the Technology subject to a Claim of patent infringement or alleged patent infringement, provided that Licensee shall not have the right to terminate if to the extent that Licensor is able to avoid infringement or alleged infringement of the patent rights of a Third party by having Licensee use another version of a part of the Technology at Licensor’s expense; and
               (ii) provided further that Licensee’s right to terminate pursuant to the foregoing subsections (a) and/or (b) shall not limit Licensor’s rights and remedies otherwise available in this Agreement or at law.
     22.4 Effect of Termination. In the event of any termination of this Agreement, each party shall be entitled to the rights and remedies afforded pursuant to Section 365(n) of the Bankruptcy Code, and to any and all other legal and equitable remedies to which such party may be entitled under the law. Upon the termination of this Agreement, Licensee shall terminate further use and distribution of the Technology and, return or destroy all copies of the Technology.
23.	SIGNATURE.
     The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

24.	ENTIRE AGREEMENT.
     The provisions of this Agreement including all schedules and statements of work and orders issued under this Agreement supersede all prior and current oral and written communications, agreements, and understandings of the parties with respect to the subject matter of this Agreement and shall constitute the entire agreement between the parties. The Agreement shall not be modified or rescinded, except by a writing signed by both parties. Provisions on the reverse side of Licensee’s orders and all provisions on Licensor’s forms shall be deemed deleted. Estimates or forecasts furnished by Licensee shall not constitute commitments.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly empowered representatives.

AGREED TO BY: ESPRE SOLUTIONS, Inc.
/s/ Pete Ianace
President and CEO

Global IP Sound, Inc.
/s/